2013 Management Incentive Plan

I.    Objectives and Summary
CVS Caremark Corporation’s Management Incentive Plan (the “MIP”) is designed to reward incentive-eligible employees (“Eligible Participants”) of CVS Caremark Corporation and its subsidiaries (together, “the Company”) for their role in driving performance and to encourage Eligible Participants’ continued employment with the Company. Funding for the payment of incentive awards will be based on actual results measured against pre-established financial goals. The amount of each incentive award will be based on the performance of the Company and the performance of the individual Eligible Participant.

The Management Planning and Development Committee (the “Committee”) of the Board of Directors (the “Board”) may delegate to officers of CVS Caremark the authority to perform administrative functions of the MIP as the Committee may determine and may appoint officers and others to assist it in administering the MIP.
II.    Plan Year
The MIP is a calendar year plan, which runs from January 1 to December 31, 2013 (“Plan Year”). All dates in this document occur during the Plan Year unless otherwise stated.

III.    Eligibility
A. Eligibility for Participation
The Chief Executive Officer of CVS Caremark Corporation (“CEO”) will determine those employees who are eligible for participation in the MIP, provided that the Committee shall determine the eligibility of employees who are or may be subject to Section 162(m) of the Internal Revenue Code (collectively, “Section 162(m) Eligible Participants”, whom will also be included in the term “Eligible Participants” unless otherwise noted). In general, Eligible Participants include all exempt employees who are not covered by any other incentive plans and who are employed on or before November 1 of the Plan Year; provided, however, that an employee who becomes a Section 162(m) Eligible Participant after January 1 of the Plan Year shall be eligible for an award only to the extent that such award does not violate the requirements of Section 162(m).

The CEO (or, as to Section 162(m) Eligible Participants, the Committee) may, for any reason and in his or her (or its) sole discretion, at any time prior to the end of the Plan Year, determine an employee’s eligibility for participation in the Plan. Eligible Participants are subject to the terms and conditions relating to incentive awards set forth in the MIP.

B. Section 162(m) Eligible Participants
Section 162(m) Eligible Participants shall be subject to the limitations required to comply with the provisions of Section 162(m). Subject to the requirements of Section 162(m), the Committee shall retain sole discretion to determine a Section 162(m) Eligible Participant’s eligibility for an award, the target award, and the amount of the actual award. In no event shall a Section 162(m) Eligible Participant’s award exceed the amount permitted by Section 162(m).

C. Newly-Eligible Employees
The award, if any, to an Eligible Participant who became an Eligible Participant after the beginning of the Plan Year may be prorated based on the date of eligibility.

D. Transfers
An employee who becomes an Eligible Participant on or before November 1 of the Plan Year as a result of a transfer may be eligible for a prorated MIP award. If a change in assignment results in an an employee becoming an Eligible Participant for part of the Plan Year and other incentives during other parts of the Plan Year, the employee may be eligible to receive a prorated award for the amount of time in each incentive eligible position, subject to the terms of each applicable incentive plan. A change in assignment from one MIP-eligible position to another MIP-eligible postion

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during the Plan Year does not result in a prorata award but rather an award funded on the base salary of the Eligible Participant on December 31 of the Plan Year and the individual award opportunity as of that date.

E. Demotions
If a previously Eligible Participant is demoted to a non-incentive eligible position due to his or her violation of CVS Caremark policy or his or her performance, or if he or she voluntarily transfers to a non-incentive eligible position during the Plan Year, and is in the non-incentive eligible position on the last day of the Plan Year, he or she will not be eligible to earn an incentive award for the Plan Year under the MIP.

F. Terminations
Unless otherwise stated in Section VII of the MIP, if an Eligible Participant’s employment terminates prior to the final determination of incentive awards for the Plan Year, he or she will not be eligible to receive an incentive award under the MIP. The final determination of incentive awards generally occurs in February of the year following the Plan Year.

G. Rehires
Employees who are rehired as Eligible Participants on or before November 1 of the Plan Year may be eligible for a prorated incentive award. For purposes of proration, credit will only be given for time worked during the Plan Year in incentive-eligible positions.

IV.     Target Measurements and Total Pool
A. Consolidated Company Funding
MIP funding is based on consolidated Company performance, measured by Operating Profit, Retail Customer Service and Pharmacy Benefit Management (“PBM”) Customer Satisfaction, as defined below. Achievement of the Company’s consolidated operating profit target will determine 80% of the total funding (the “Total Pool”); achievement of the Retail Customer Service target, as measured by ‘myCustomer Experience’ scores, will determine 10% of the Total Pool; and achievement of PBM Customer Satisfaction targets will determine the remaining 10% of the Total Pool.

1. Operating Profit
Operating Profit is determined by reference to EBIT and may be adjusted by the permitted financial adjustments as approved by the Committee prior to the end of the first fiscal quarter of the Plan Year (the “Permitted Financial Adjustments”).

If Operating Profit is below the minimum threshhold of 96.9% (see Exhibit A), no formulaic funding will be made available for incentive awards, regardless of Retail Customer Service and PBM Customer Satisfaction performance, and there shall be no requirement that incentive awards be paid under the MIP.
2. PBM Customer Satisfaction
Achievement of the PBM Customer Satisfaction component of incentive funding will be determined by the aggregate actual performance against target (see Exhibit A) of the weighted composite of the following surveys:

•	Client Relationship and Loyalty Survey (weight = 50%)

•	Mail Service Pharmacy and Customer Care Survey (weight = 25%)

•	Specialty Pharmacy Satisfaction Survey (weight = 25%)
PBM Customer Satisfaction funding is subject to adjustment based on Operating Profit.
3. Retail Customer Service
The Retail Customer Service component of the incentive funding will be determined using the myCustomer Experience actual performance against the target (see Exhibit A). The myCustomer Experience score is derived based on RX Score and Front Store score and assigned weightings.

Retail Customer Service funding is subject to adjustment based on Operating Profit.

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COMPANY PERFORMANCE - TARGET MEASUREMENTS

Measurement	Percent Weight	Measurement Tool	Achievement Measured Against	Modifier
Consolidated Operating Profit	80%	Earnings Before Interest and Taxes (“EBIT”)	2013 EBIT Goal	CEO & Committee Discretion (1) Permitted Financial Adjustments
PBM Customer Satisfaction	10%	Client Relationship and Loyalty, Customer Care, Mail Service and Specialty Surveys	2013 PBM Customer Satisfaction Target	Operating Profit Funding
Retail Customer Service	10%	myCustomer Service Scorecard	2013 myCustomer Experience Target	Operating Profit Funding
(1) Subject to restrictions applicable to Section 162(m) Eligible Participants

B. Total Pool Funding
After the achievement of at least threshold for Operating Profit has been confirmed, performance of Retail Customer Service and PBM Customer Satisfaction compared to target for the Plan Year will be calculated. The Total Pool for all business units will be fully based (100%) on consolidated Company performance.

The CEO may adjust the funding of the Total Pool at his or her discretion based on (a) input from the PBM and Retail Presidents and Finance regarding their assessment of the overall performance of the Company; and (b) the CEO’s (or, in the case of Section 162(m) Eligible Participants, the Committee’s) assessment of the achievement of Plan Year performance goals by the Company.

C. Individual Performance
The Total Pool will be available for award to Eligible Participants under the MIP, taking into account the individual contribution of each Eligible Participant. The amount, if any, of the incentive award for an Eligible Participant shall be detemined in the sole discretion of the Company. The amount, if any, of the incentive award for a Section 162(m) Eligible Participant shall be determined in the sole discretion of the Committee.

V.    Earnings and Payout
A. Timing
Incentive awards will be paid to Eligible Participants as soon as administratively feasible following the date the Total Pool is determined and approved and the amount of incentive payments is ascertained, but in any case on or before March 15 of the year immediately following the Plan Year. Incentive payments under the MIP may be subject to garnishments and other state or federal requirements.

B. Calculations
Calculations for full and partial awards will be based on each Eligible Participant’s annual base salary and individual target opportunity as of the last day of the Plan Year.

For purposes of proration, the 15th of the month will be used to determine if the month is included or excluded from the incentive calculation, as follows:

1.	If an Eligible Participant is hired or returns to work from an authorized leave of absence on or before the 15th of the month, the month will be included in the incentive calculations.

2.	If an Eligible Participant is hired or returns to work from an authorized leave of absence after the 15th of the month, then such month will be excluded from the incentive calculations.

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3.
If an Eligible Participant’s employment is terminated on or before the 15th of the month and the employee is eligible for a prorated award under the Plan, then the month will be excluded from incentive calculations.

4.
If an Eligible Participant’s employment is terminated after the 15th of the month and the employee is eligible for a prorated award under the Plan, then the month will be included in the incentive calculations.

Examples:

a.
An employee is hired as an Eligible Participant on September 14th. Because the Eligible Participant is actively employed prior to the 15th of September, the month of September will be included in his/her prorated incentive award and the Eligible Participant will receive a prorated incentive award covering a total of four months. The award will be calculated using the Eligible Participant’s individual award opportunity target and base salary as of December 31st.

b.
An Eligible Participant begins a personal leave of absence on June 3rd and returns to active status on July 22nd. Assuming the Eligible Participant was incentive eligible for the entire year, the months of June and July will be excluded from the Eligible Participant’s incentive award and the Eligible Participant will receive a prorated incentive award covering a total of 10 months. The award will be calculated using the Eligible Participant’s individual award opportunity target and base salary as of December 31st.

C. Award Opportunity
Individual target awards will be determined by position and may vary based on the Eligible Participant’s level in the organization.

D. Obligation to Pay Out Total Pool
Eligible Participants, as a group, have a right to receive an amount at least equal to the Total Pool, but no individual Eligible Participant shall be entitled to receive an award or any specific amount of the Total Pool. In no event will the aggregate of the total awards paid from the MIP be less than the amount of the Total Pool.

VI.    Corrections to Incentive Awards
Any corrections to incentive award calculations must be submitted through the Human Resources Business Partner to Compensation by April 15 of the year following the Plan Year.

VII. Eligible Participant Status
A. Performance
The Company has full discretion in determining the amount, if any, of a MIP award to an Eligible Participant, and the Participant’s individual performance throughout the Plan Year will be considered by the Company in the final determination of the Eligible Participant’s incentive award.

B. Leaves of Absence
An Eligible Participant on a Company-approved leave of absence at any time during the Plan Year who remains employed in an eligible position as of the last day of the Plan Year will earn a prorated incentive award based on the number of months actively worked (including time compensated as vacation, myTime or Paid Time Off (“PTO”)) during the Plan Year, provided he or she meets all other eligibility criteria for an incentive award. For purposes of proration, the 15th of the month will be used to determine if the month is included or excluded from the incentive calculation, as set forth above in Section V.B..

C. Reduction in Force, Retirement and Death
1. Reduction in Force
If an Eligible Participant is separated from employment by the Company on or before the last day of the Plan Year due to a reduction in force, he or she may be eligible to receive a prorated incentive award based on the number of months worked during the Plan Year, provided the Eligible Participant meets all other eligibility criteria for an incentive award. For purposes of proration, the 15th of the month will be used to determine if the month is included or excluded from the incentive calculation, as set forth above.

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2. Retirement
If an Eligible Participant is at least age 55 and has a minimum of 10 years of service with CVS Caremark or a predecessor company/subsidiary or is at least age 60 and has a minimum of 5 years of service with CVS Caremark or a predecessor company/subsidiary and the Eligible Participant retires before the end of the Plan Year, he/she may be eligible to receive a prorated incentive award based on the number of months worked during the Plan Year, provided he/she meets all other eligibility criteria for an incentive award. Eligible Participants who do not meet the minimum retirement requirements under this section at the time of retirement and who retire before the end of the Plan Year will not be eligible for an incentive award.
3. Death
In case of the death of an Eligible Participant, a prorated incentive award may be paid to the Eligible Participant’s spouse, if living; otherwise, in equal shares to surviving children of the Eligible Participant. If there are no surviving children, the benefit shall be paid to the Eligible Participant’s estate. The incentive award will be prorated based on the number of months the Eligible Participant worked during the Plan Year and shall be paid as soon as administratively practicable following the death of the Eligible Participant but no later than March 15 of the year following the Plan Year.
VIII. Miscellaneous
A. No Promise of Continued Employment
The MIP does not create an express or implied contract of employment between CVS Caremark and an Eligible Participant. Both CVS Caremark and the Eligible Participant retain the right to terminate the employment relationship at will, at any time and for any reason.
B. Rights are Non-Assignable
Neither the Eligible Participant, nor any beneficiary, nor any other person shall have any right to assign, in whole or in part, the right to receive payments under the MIP. Payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

C. Compliance with Applicable Law
An Eligible Participant must comply with all applicable state and federal law and CVS Caremark policies to be eligible to receive an incentive award under the MIP.

CVS Caremark will comply with all applicable laws concerning incentive awards; the MIP and its administration are not intended to conflict with any applicable state or federal law.
D. Change in Control
In the event of a change in control of CVS Caremark, as defined in the 2010 Incentive Compensation Plan (“ICP”), the MIP shall remain in full force and effect. Any amendments, modifications, termination or dissolution of the MIP by the acquiring entity may only occur prospectively and will not affect incentive earnings or eligibility before the date of the change in control or such date as it may be modified or dissolved by the acquiring entity.

Provisions regarding the payment of annual incentive awards that are set forth in change in control agreements with Eligible Employees shall supersede those appearing in the MIP.
E. Withholding
All required deductions will be withheld from the incentive awards prior to distribution. This includes all applicable federal, state, or local taxes, as well as any eligible 401(k) deductions and deferred compensation contributions as defined by the applicable plans. Incentive awards that are deferred will be taxed according to applicable federal and state tax law. Each Eligible Participant shall be solely responsible for any tax consequences of his or her award hereunder.

F. MIP Amendment/Modification/Termination
CVS Caremark retains the right to amend, modify, or terminate the MIP at any time on or before the last day of the Plan Year for any reason, with or without notice to Eligible Participants, provided that no changes shall be made with respect to a Section 162(m) Eligible Participant that would not comply with the requirements of Section 162(m).

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G. MIP Interpretation
All inquiries with respect to the MIP and any requests for interpretation of any provision in the MIP must be submitted to the appropriate Human Resources Business Partner in writing. Failure to submit a request for resolution of a dispute or question in writing within 30 days of distribution of the incentive award may result in a waiver of the Eligible Participant’s rights to dispute the MIP provision or amount of the incentive award.

Capitalized terms not otherwise defined herein shall have the meaning assigned to such defined term(s) in the ICP. In the event of any conflict between the ICP and the MIP, the terms of the ICP shall govern.
H. Recoupment of Incentive Awards
Each incentive award under the MIP shall be subject to the terms of the Company’s Recoupment Policy as it exists from time to time, which may require the Eligible Employee to immediately repay to the Company the value of any pre-tax economic benefit that he or she may derive from the MIP.

I. Section 409A of the Internal Revenue Code
The Company intends that the MIP not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Code, as amended, and the regulations and guidance thereunder (collectively, “Section 409A”), and that to the extent any provisions of the Plan do not comply with Section 409A the Company will make such changes as it deems reasonable in order to comply with Section 409A. Payments hereunder are intended to qualify as short-term deferral payments under Section 409A. In all events, the provisions of CVS Caremark Corporation’s Universal [409A] Definitions Document are hereby incorporated by reference, and notwithstanding the any other provision of the Plan or any Award to the contrary, to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code (requiring certain delays for “specified employees”), payment of any amounts subject to Section 409A shall be delayed until the first business day of the seventh (7th) month following the date of termination of employment. For purposes of any provision of the Plan providing for the payment of any amounts or benefits in connection with a termination of employment, references to an Eligible Person’s “termination of employment” (and corollary terms) shall be construed to refer to the Eligible Person’s “separation from service” with the Company as determined under Section 409A.

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Exhibit A
2013 Company MIP Funding Grid

Consolidated Operating Profit (EBIT)(1) (80%)		Retail Customer Service - myCustomer Experience (10%)		PBM Customer Satisfaction (10%)
Results	% Payout	Results	% Payout	Results	% Payout
102.5%	200%	100.0%	100%	100.0%	100%
102.2%	180%	99.0%	95%	99.0%	95%
101.9%	160%	98.0%	90%	98.0%	90%
101.6%	140%	97.0%	85%	97.0%	85%
101.2%	120%	96.0%	80%	96.0%	80%
99% -101%	100%	95.0%	75%	95.0%	75%
98.8%	90%	94.0%	70%	94.0%	70%
98.4%	80%	93.0%	65%	93.0%	65%
98.1%	70%	92.0%	60%	92.0%	60%
97.8%	60%	91.0%	55%	91.0%	55%
97.5%	50%	90.0%	50%	90.0%	50%
97.2%	40%	89.0%	25%	89.0%	25%
96.9%	30%	<89.0%	0%	<89.0%	0%
< 96.9%	0%

______________________
(1) Linear interpolation to determine payout for results that are outside of the 100% performance range

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